Exhibit 21.1

Change Healthcare

Subsidiaries of the Registrant

Altegra Health, Inc.

Altegra Health Operating Company LLC

Altegra Health Connections, LLC

Altegra Health Operating Company – Puerto Rico, LLC

AHMS Cooperatif U.A.

Altegra Health Philippines, Inc.

Change Healthcare Business Fulfillment, LLC

Change Healthcare Communications, LLC

Change Healthcare Engagement Solutions, Inc.

Change Healthcare Correspondence Services, Inc.

Change Healthcare eRx Canada, Inc.

Change Healthcare Operations, LLC

Change Healthcare Solutions, LLC

EquiClaim, LLC

Goold Health Systems

TC3 Health, Inc.

Vieosoft, Inc.